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                                                                   Exhibit p(24)


                           COMMONFUND SECURITIES, INC.

                                 CODE OF ETHICS

                            Adopted Under Rule 17j-1


Commonfund Securities, Inc., (the "Distributor") is confident that its officers, directors and employees act with integrity and good faith. The Distributor recognizes, however, that personal interests may conflict with the interests of Commonfund Institutional Funds (the "Company"), where certain of its personnel ("Access Persons"):

         - know about the Company's present or future portfolio transactions; or

         - have the power to influence portfolio transactions made by or for the Company; and

         -        engage in personal transactions in securities.

         In an effort to prevent any conflicts from arising, and in accordance with Rule 17j-1(b)(1) under the Investment Company Act of 1940 (the "1940 Act"), the Distributor has adopted this Code of Ethics (the "Code") to prohibit transactions that create, may create, or appear to create conflicts of interest, and to establish reporting requirements and enforcement procedures.

I.       ABOUT THIS CODE OF ETHICS

         The Distributor adopts as its Code of Ethics the principles contained in the Code of Ethics of the Company which is attached hereto as Exhibit A.

II. WHO IS COVERED BY THE CODE OF ETHICS?

         - All officers and directors of the Distributor who, in the ordinary course of business, make, participates in or obtain information regarding, the purchase or sale of a security by the Company, or make recommendations to the Company regarding such purchases or sales.

III.     STATEMENT OF GENERAL PRINCIPLES.

         In recognition of the trust and confidence placed in the Distributor by the Company and its shareholders, and because the Distributor believes that its operations should benefit the Company's shareholders, the Distributor has adopted the following general principles to guide its Access Persons.
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         (1)      The interests of the Company's shareholders are paramount. You must place shareholder interests before your own.

         (2) You must accomplish all personal securities transactions in a manner that avoids even the appearance of a conflict of your personal interests with those of the Company and its shareholders.

         (3) You must avoid actions or activities that allow (or appear to allow) you or your family to profit or benefit from your position with the Company, or that bring into question your independence or judgment.

IV.      REQUIRED COURSE OF CONDUCT.

         The Distributor has determined that all Access Persons under this Code of Ethics are also subject to the Company's Code of Ethics. Accordingly, as an Access Person, you must comply with the Company's Code and with its reporting requirements.

V.       REVIEW AND ENFORCEMENT OF THE CODE.

         (1)      THE REVIEW OFFICER'S DUTIES AND RESPONSIBILITIES.

                  A review officer will be appointed by the Distributor to perform the following duties:

                  (A) The Review Officer will receive copies of the reports that the Access Persons file with the Company, and will confer at least quarterly with the Company's Review Officer to determine compliance by the Access Persons with the Company's Code.

                  (B) If the Review Officer determines that a Code violation may have occurred, the Review Officer must submit the determination and any explanatory material provided by the person to the President of the Distributor. The President will independently determine whether the person violated the Code.

         (2)      SANCTIONS.

                  If the President finds that the person violated the Code, the President will impose upon the person sanctions that the President deems appropriate.

VI.      RECORDKEEPING.

         The Distributor will maintain records as set forth below. These records will be available for examination by representatives of the Securities and Exchange Commission.


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         (1)      A copy of this Code and any other code which is, or at any time within the past five years has been, in effect will be preserved in an easily accessible place;

         (2) A list of all persons who are, or within the past five years have been, required to submit reports under this Code will be maintained in an easily accessible place;

         (3) A copy of each report made by an Access Person under this Code will be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

         (4) A record of any Code violation and of any sanctions taken will be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurred.

VII.     MISCELLANEOUS.

         PERIODIC REVIEW AND REPORTING. The Review Officer of the Distributor will report to the Board of Directors of the Company at least annually as to the operation of this Code and will address in any such report the need (if any) for further changes or modifications to this Code.




Adopted this _____ day of _____________, 2000.




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